Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into on the 14th day of April, 2020, by and between Verso Corporation (“Verso”), and Matthew Archambeau (“Employee”).

WHEREAS, Verso desires to employ Employee, and Employee desires to be employed by Verso, as Verso’s Senior Vice President, Manufacturing and Energy, on the terms and conditions set forth below;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Verso and Employee hereby agree as follows:

1.	Employment.

1.1.

Position. Employee will serve as Senior Vice President, Manufacturing and Energy, for Verso. Employee will report to Verso’s President and Chief Executive Officer. Employee will faithfully perform for Verso the duties of said office.

1.2.

Exclusivity. Employee will devote substantially all of his business time and efforts to the performance of his duties hereunder. Employee will not engage in any other business activity or serve in any industry, trade, professional, governmental or academic position, except as may be expressly approved in advance by Verso; provided, however, that Employee may without advance consent engage in charitable activities and personal investment activities, if such activities do not interfere or conflict with the performance of his duties under this Agreement.

1.3.

Employment At-Will. Employee’s employment will be “at-will” employment, wherein neither Verso nor Employee will have a contractual obligation with respect to Employee’s continued employment, and either Verso or Employee may terminate the employment relationship at any time; provided, however, that in the event of termination of Employee’s employment by Verso without “Cause” or by Employee for “Good Reason” (each as defined below), Employee will be entitled to (a) the termination payments and benefits set forth in this Agreement applicable to termination without Cause or for Good Reason, subject to this Agreement’s terms and conditions applicable thereto, and (b) the severance and termination benefits under Verso’s plans and policies in effect at the time that notice of termination is given that are normally afforded Verso’s senior executives in connection with termination of their employment.

1.4.

Location. Employee’s employment will be based at Verso’s headquarters. Employee will perform his duties at Verso’s headquarters and elsewhere as necessary or appropriate as reasonably directed by the Chief Executive Officer or as reasonably determined by Employee in his discretion.

2.	Compensation and Benefits.

2.1.

Base Salary. Verso will pay Employee a salary at the rate of $330,000 per year (“Base Salary”), in accordance with the customary payroll practices of Verso for senior executives generally and subject to withholding for federal, state and local payroll and all other taxes or withholdings applicable to Employee. Verso may review Employee’s Base Salary periodically and, in its sole discretion, may determine to increase or decrease such Base Salary. A decrease in Base Salary may give rise to a right of termination by Employee for “Good Reason,” in accordance with the applicable provisions set forth below in this Agreement.

2.2.

Verso Incentive Plan. Employee will be eligible to participate in the Verso Incentive Plan or any successor annual performance incentive plan (collectively, the “VIP”) and to receive an annual incentive award thereunder with a target level of achievement equal to 75% of Employee’s Base Salary in accordance with the provisions thereof.

2.3.

Performance Incentive Plan. Employee will be eligible to receive long-term equity incentive awards to be granted from time to time by Verso, in its sole discretion, under the Verso Performance Incentive Plan or any successor long-term equity incentive award plan (collectively, the “LTIP”) in accordance with the provisions thereof. Upon or near the time of Employee’s entry into this Agreement with Verso, Employee will receive an award of restricted stock units under the LTIP having a value of  $81,520 (i.e., the difference between $250,000 and Employee’s previous LTIP award for 2020 valued at $168,480) on its grant date).

2.4.

Retirement Savings Plan. Employee will be eligible to participate in the Retirement Savings Plan for Non-Union Employees, a tax-qualified, 401(k) defined contribution plan, in accordance with the provisions thereof.

2.5.

Deferred Compensation Plan. Employee will be eligible to participate in Verso’s deferred compensation plans and programs, in accordance with the provisions thereof, Employee’s elections thereunder, and applicable Company policies.

2.6.

Insurance Benefits. Employee will be entitled to participate in Verso’s group medical, dental, life and disability insurance plans normally available to similarly situated management employees of Verso (subject to all applicable eligibility and contribution policies and rules), as may be in effect from time to time, based on the grade level to which he has been mapped by Verso at that time. Subject to the foregoing, Verso may, from time to time, amend, eliminate or establish additional benefit programs as it deems appropriate.

2.7.	Vacation. Employee will be entitled to vacation in an amount determined by Verso’s vacation policy.

2.8.

Expenses. Verso will pay or reimburse Employee for all ordinary and reasonable out-of- pocket expenses actually incurred (and, in the case of reimbursement, paid) by Employee in the performance of Employee’s duties under this Agreement in accordance with Verso’s policies and procedures, subject to provision by Employee of documentation reasonably satisfactory to Verso.

3.	Termination of Employment.

3.1.

Termination by Verso Without Cause/by Employee With Good Reason. If Verso terminates Employee’s employment Without Cause, or Employee terminates his employment for Good Reason, then Employee will receive all of the payments and benefits listed on Schedules 1 and 2 to this Agreement, which schedules are incorporated into and made a part of this Agreement, subject to (1) Employee’s compliance with all obligations of Employee under this Agreement and any other agreement between Employee and Company that survive termination of Employee’s employment with Company, and (2) Employee’s execution and non-revocation of a waiver and release of claims agreement in Verso’s customary form.

3.2.

Other Severance Benefits. Except as otherwise provided in this Agreement and its schedules, the severance payments and benefits provided to Employee under this Section 3 will not reduce or offset in any way the payments and benefits that Employee is entitled to receive under any other employee benefit plan, program, policy or arrangement maintained by Verso.

3.3.	“Good Reason” and “Cause”. For purposes of this Agreement, “Good Reason” will mean that any of the following events have occurred without Employee’s written consent:

3.3.1.

a material reduction in Employee’s Base Salary or target-level annual incentive award opportunity, other than a general reduction in the base salaries or target- level annual incentive award opportunities of all or substantially all of Verso’s senior executives;

3.3.2.	A material demotion with respect to Employee’s job duties or responsibilities; and

3.3.3.	Verso’s material breach of any material agreement between Verso and Employee;

provided, however, that any of the circumstances set forth Subsections 3.3.1, 3.3.2 and

3.3.3 will not constitute Good Reason unless (a) Employee notifies Verso in writing of such circumstance(s) claimed to constitute Good Reason within 30 days after the initial existence of such condition(s), (b) Verso fails to cure or remedy such circumstance(s) within 30 days after its receipt of the notice; and (c) Employee notifies Verso in writing of Employee’s termination for Good Reason on account of such circumstance(s) within 30 days after the expiration of such 30-day cure period.

3.4.

Termination by Verso for Cause. Verso may terminate this Agreement for Cause immediately at any time that Cause exists. Upon such termination, Verso will be released from any and all further obligations under this Agreement, except for the payments and benefits listed on Schedule 1. For purposes of this Agreement, “Cause” will mean any one or more of the following have occurred:

3.4.1.	Employee’s indictment for, or pleading guilty or nolo contendere to, a felony;

3.4.2.

Willful failure by Employee to substantially perform the material duties of his position as Senior Vice President, Manufacturing and Energy, for Verso (other than any such failure resulting from Employee’s incapacity due to physical or mental illness), provided that Employee has been provided written notice of such failure and Employee has not cured the failure to the satisfaction of Verso within 15 days after delivery of such notice;

3.4.3.

Willful failure by Employee to obey legal orders given in good faith by the Chief Executive Officer consistent with Employee’s position as Senior Vice President, Manufacturing and Energy (other than any such failure resulting from incapacity due to physical or mental illness), provided that Employee has been provided written notice of such failure and Employee has not cured the failure to the satisfaction of

Verso within 15 days after delivery of such notice and has been given the opportunity to explain his failure to obey such orders prior to the termination;

3.4.4.	Employee’s willful misconduct or breach of fiduciary duty in connection with the performance of any of Employee’s duties and which causes material injury to Verso or its business reputation; and

3.4.5.

A material breach of this Agreement by Employee, or a material breach of any written policies or procedures of Verso by Employee which is injurious to Verso, provided that Employee has been provided written notice of such breach and Employee has failed to cure such breach within 15 days after receiving such notice.

3.5.

Termination by Employee without Good Reason. In the event Employee terminates his employment with Verso without Good Reason, then Verso will be released from any and all further obligations under this Agreement, except for the payments and benefits listed on Schedule 1 and Section 2.1 of Schedule 2.

3.6.

Termination Upon Disability or Death. If Employee suffers from a “Disability” (as defined below), then Verso will have the right to terminate Employee’s employment upon delivery of written notice to Employee. “Disability” will mean a physical or mental illness or incapacity that, as determined by a physician selected by Verso, has rendered or will render Employee unable to perform his duties hereunder with or without reasonable accommodation as required by applicable law (including some additional period of leave) for a period of 120 consecutive days (including weekends and holidays) or for 180 days within any twelve (12) month period. In addition, Employee’s employment will automatically terminate upon his death. Upon termination of employment as a result of death or Disability (the date of such termination, in either instance, will be the “Termination Date”), Verso will pay or provide to Employee or his estate, within thirty

(30) days of the Termination Date (or at such earlier time as may be required by applicable law) the payments and benefits set forth in Schedule 1 and Sections 2.1 and 2.2 of Schedule

2. Upon the making of such payments, Verso will have no further obligations to Employee or his estate under this Agreement.

3.7.

Resignations. Upon termination of Employee’s employment for any reason, Employee will be deemed to have resigned from all offices and directorships, if any, then held with Verso or any of its affiliates, and, at Verso’s request, Employee will execute such documents as are necessary or desirable to effectuate such resignations.

4.

Restrictive Covenant Agreement. It will be a condition of Employee’s employment that Employee execute the Restrictive Covenant Agreement attached to this Agreement as Exhibit A. The Restrictive Covenant Agreement is hereby incorporated into, and forms a part of, this Agreement.

5.	Employee’s Representations. Employee hereby represents and warrants to Verso that:

5.1.

the execution, delivery and performance of this Agreement by Employee does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Employee is a party or by which he is bound;

5.2.

Employee is not a party to or bound by any employment agreement, non-compete agreement, confidentiality agreement or other restriction with any other person or entity, which would be breached by entering into this Agreement; and

5.3.

upon the execution and delivery of this Agreement by Verso, this Agreement will be the valid and binding obligation of Employee, enforceable in accordance with its terms. Employee hereby acknowledges and represents that he has consulted with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained in this Agreement.

6.	Section 409(A).

6.1.

General. Employee and Verso acknowledge and agree that, to the extent applicable, this Agreement will be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), and the Department of Treasury Regulations and other interpretive guidance issued thereunder, including, without limitation, any such regulations or other guidance that may be issued after the date hereof (collectively, “Section 409A”), so as to avoid (to the extent possible) any tax, penalty or interest under Section 409A. No provision of this Agreement will be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from Employee or any other individual to Verso or any of its affiliates, employees or agents. Except for Verso’s withholding rights, Employee is responsible for any and all taxes, penalties and interest that may result from the compensation and benefits provided for in connection with Employee’s services to Verso.

6.2.

Separation from Service under 409A. Notwithstanding any provision to the contrary in this Agreement: (a) no amount will be payable pursuant to Section 3 unless the termination of Employee’s employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations; (b) if Employee is deemed at the time of his separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent that delayed commencement of any portion of the termination benefits to which Employee is entitled under this Agreement (after taking into account all exclusions applicable to such termination benefits under Section 409A), including, without limitation, any portion of the additional compensation awarded pursuant to Section 3, is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Employee’s termination benefits will not be provided to Employee prior to the earlier of (i) the expiration of the six-month period measured from the date of Employee’s “separation from service” with Verso (as such term is defined in the Department of Treasury Regulations issued under Section 409A) or (ii) the date of Employee’s death, provided that upon the earlier of such dates, all payments deferred pursuant to this Section 6.2(b) will be paid in a lump sum to Employee, and any remaining payments due under this Agreement will be paid as otherwise provided herein;

(c) the determination of whether Employee is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his separation from service will be made by Verso in accordance with Section 409A (including, without limitation, Section 1.409A-1(i) of the Department of Treasury Regulations and any successor provision thereto); (d) for purposes of Section 409A, Employee’s right to receive installment payments pursuant to Section 3 will be treated as a right to receive a series of separate and distinct payments; and (e) to the extent that any reimbursement of expenses or in-kind benefits constitutes “deferred compensation” under Section 409A, such reimbursement or benefit will be provided no later than December 31 of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year. The amount of any in-kind benefits provided in one year will not affect the amount of in-kind benefits provided in any other year.

6.3.

Release. Notwithstanding any provision to the contrary in this Agreement, to the extent that any payments of “nonqualified deferred compensation” within the meaning of Section 409A due under this Agreement as a result of Employee’s termination of employment are subject to Employee’s execution and delivery of a release (a “Release”), (a) Verso will deliver the Release to Employee within 10 business days following the Termination Date, and Verso’s failure to deliver a Release prior to the expiration of such 10-business-day period will constitute a waiver of any requirement to execute a Release; (b) if Employee fails to execute the Release on or prior to the Release Expiration Date (as defined below) or timely revokes his acceptance of the Release thereafter, Employee will not be entitled to any payments or benefits otherwise conditioned on the Release; and (c) if the Termination Date and the Release Expiration Date fall in two separate taxable years, any payments required to be made to Employee that are conditioned on the Release and are treated as nonqualified deferred compensation for purposes of Section 409A will be made in the later taxable year. For purposes of this Section 6, the term “Release Expiration Date” will mean the date that is 21 days following the date upon which Verso timely delivers the Release to Employee, or, in the event that Employee’s termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is 45 days following such delivery date. To the extent that any payments of nonqualified deferred compensation within the meaning of Section 409A due under this Agreement as a result of Employee’s termination of employment are delayed pursuant to this Section 6.3, such amounts will be paid in a lump sum on the first payroll date following the date that Employee executes and does not revoke the Release (and the applicable revocation period has expired) or, in the case of any payments subject to Section 6.3(c), on the first payroll date to occur in the subsequent taxable year, if later.

7.	Section 280G.

7.1.

General. If it is determined (as hereafter provided) that any payment or distribution by Verso to or for the benefit of Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) by reason of being contingent on a change in ownership or effective control of Verso or of a substantial portion of the assets of Verso, within the meaning of Section 280G of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest or penalties, are hereafter collectively referred to as the “Excise Tax”), then, in the event that the after-tax value of all Payments to Employee (such after-tax value to reflect the reduction for the Excise Tax and all federal, state and local income, employment and other taxes on such Payments) would, in the aggregate, be less than the after-tax value to Employee (reflecting a reduction for all such taxes in a like manner) of the Safe Harbor Amount (as defined below), (a) the cash portions of the Payments payable to Employee under this Agreement will be reduced, in the reverse order in which they are due to be paid commencing with the latest such payment, until the Parachute Value (as defined below) of all Payments paid to Employee, in the aggregate, equals the Safe Harbor Amount, and (b) if the reduction of the cash portions of the Payments, payable under this Agreement, to zero would not be sufficient to reduce the Parachute Value of all Payments to the Safe Harbor Amount, then any other Payments payable to Employee under any other agreements, policies, plans, programs or arrangements will be reduced until the Parachute Value of all Payments paid to Employee, in the aggregate, equals the Safe Harbor Amount. If a reduction in Payments is required pursuant to clause (b) of the preceding sentence, Payments will first be reduced or eliminated (if and to the extent necessary) by reducing any Payment that is treated as contingent on the change in ownership or control but is not covered by Treas. Reg. Section 1.280G-I Q/A 24(b) or (c), then from any Payment that is covered by Treas. Reg. Section 1.280G-1 Q/A 24(c), in each case in reverse order beginning with Payments which are to be paid the farthest in time from applicable event. All calculations under this section will be determined by a national accounting firm selected by Verso (which may include Verso’s outside auditors) and will be provided to Verso and Employee within 15 days prior to the date on which any Payment is payable to Employee. Verso will pay all costs to obtain and provide such calculations to Employee and Verso.

7.2.

Certain Defined Terms. For purposes of this Section 7, (a) the term “Parachute Value” of a Payment will mean the present value as of the date of the change in ownership or effective control, within the meaning of Section 280G of the Code, of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined for purposes of determining whether and to what extent the Excise Tax will apply to such Payment; and (ii) the term “Safe Harbor Amount” will mean 2.99 times Employee’s “base amount” within the meaning of Section 280G(b)(3) of the Code.

8.	Other Provisions.

8.1.

Entire Agreement; Amendments. This Agreement (including its schedules and the Restrictive Covenant Agreement attached as Exhibit A) contains the entire agreement of the parties relating to the subject matter herein and supersedes in full and in all respects any prior oral or written agreement, arrangement or understanding between the parties with respect to Employee’s employment with Verso. This Agreement may not be amended or changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

8.2.

Waivers. The waiver by either party of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach by the other party. No waiver of any provision of this Agreement will be implied from any course of dealing between the parties hereto or from any failure by either party hereto to assert any rights hereunder on any occasion or series of occasions.

8.3.	No Conflicting Agreements. Employee hereby represents and agrees that he is not a party to or bound by any agreement which would affect or otherwise limit the performance of his obligations hereunder.

8.4.

Severability and Enforceability. If any provision of this Agreement or the application of any such provision to any party or circumstances will be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable, will not be affected thereby, and each provision hereof will be validated and enforced to the fullest extent permitted by law. Employee agrees the restrictions set forth in this Agreement are reasonable and necessary to protect the interests of Verso. If any of the covenants set forth herein are deemed to be invalid or unenforceable for any reason, the parties contemplate that such provisions will be modified to make them enforceable to the fullest extent permitted by law.

8.5.

Assignment. The rights and obligations of Verso under this Agreement will inure to the benefit of and will be binding upon the successors and assigns of Verso. Employee acknowledges that the services to be rendered by him are unique and personal, and Employee may not assign any of his rights or delegate any of his duties or obligations under this Agreement.

8.6.	Binding Effect. This Agreement will be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns, heirs, executors and legal representatives.

8.7.

Choice of Law/Venue. This Agreement will be governed by, construed under, and enforced in accordance with the internal laws of the State of Ohio, without regard to the conflicts-of-law provisions or principles thereof. This Agreement and its subject matter have substantial contacts with the State of Ohio, and any lawsuit or other legal proceeding with respect to this Agreement must be brought in a court of competent jurisdiction in Hamilton County, Ohio, or in the United States District Court for the Southern District of Ohio (Western Division). In any such lawsuit or other legal proceeding, any such court will have personal jurisdiction over all the parties hereto, and service of process upon them under any applicable law, statute or rule will be deemed valid and good.

8.8.

Electronic Execution; Counterparts. This Agreement may be executed electronically and/or in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

8.9.

Indemnification. During Employee’s employment and service as an officer or director (or both) and at all times thereafter during which Employee may be subject to liability, Employee will be entitled to indemnification as set forth in the Verso’s Certificate of Incorporation and Bylaws and the Indemnification Agreement to be entered into between the Verso and Employee on or about the Date hereof, to the maximum extent allowed by law, and he will be entitled to the protection of any insurance policies the Verso may elect to maintain generally for the benefit of its officers and directors against all costs, charges and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee of the Verso or any of its subsidiaries (other than any dispute, claim or controversy arising under or relating to this Agreement). Notwithstanding anything to the contrary herein, Employee’s rights under this Section 6.9 will survive the termination of his employment for any reason and the expiration of this Agreement for any reason.

8.10.

Notices. Any notices provided hereunder must be in writing and will be deemed effective upon the earlier of two days following personal delivery (including personal delivery by e- mail), on the date received by Federal Express or courier or the fourth day after mailing first class mail to the recipient at the address indicated below:

To Verso:

Verso Corporation 8540 Gander Creek

Drive Miamisburg, Ohio 45342

Attention: President and Chief Executive Officer With a copy to:

Verso Corporation 8540 Gander Creek

Drive Miamisburg, Ohio 45342 Attention: Law Department

To Employee:

Matthew Archambeau

or to such other address or to the attention of such other person as the recipient party will have specified by prior written notice to the sending party.

8.11.

Survival. Anything contained in this Agreement to the contrary notwithstanding, the provisions of this Agreement reasonably expected to be performed or applicable after expiration or termination of this Agreement, and the confidentiality, non-compete and non- solicitation provisions of Exhibit A to this Agreement, will survive termination of this Agreement and any termination of Employee’s employment hereunder.

[Signatures appear on next page]

IN WITNESS WHEREOF, the parties have hereto executed this Employment Agreement as of the day and year first above written.

Verso Corporation

By:	/s/ Adam St. John Adam St. John

President and Chief Executive Officer

/s/ Matthew Archambeau

Matthew Archambeau

Schedule 1

Payments and Benefits

All capitalized terms used but not defined in this Schedule 1 have the meanings given to them elsewhere in the Agreement.

1.1.

Employee’s accrued but unpaid Base Salary as of the Termination Date; provided that in connection with any resignation for Good Reason based on a reduction in Base Salary, the Base Salary for this purpose will be the Base Salary prior to such reduction;

1.2.	any unused vacation pay owed to Employee as of the Termination Date, in accordance with Verso’s vacation policy and procedures in effect immediately prior to the Termination Date;

1.3.

reimbursement of reasonable travel and other business expenses incurred by Employee in the performance of his duties to Verso through the Termination Date, in accordance with Verso’s expense reimbursement policy and procedures; and

1.4.

any amount arising from Employee’s participation in, and any benefit under, Verso’s employee benefit plans, programs, policies and arrangements in effect immediately prior to the Termination Date, in accordance with such employee benefit plans, programs, policies and arrangements and the procedures thereunder.

The amounts payable above will be paid at such times as are customary with respect to employees in the same pay grade as Employee under Verso’s applicable policies and procedures.

Schedule 2

Additional Payments and Benefits

All capitalized terms used but not defined in this Schedule 2 have the meanings given to them elsewhere in the Agreement.

2.1.

any incentive award payable to Employee under Verso’s annual performance-based incentive plan for any year completed on or prior to the Termination Date that has not been paid to Employee as of the Termination Date, payable when the incentive awards under such plan are paid to the other senior executives of Verso (and in all events not later than two and one-half months following the end of the year in which the amount is no longer subject to a substantial risk of forfeiture);

2.2.

a prorated incentive award under Verso’s annual performance-based incentive plan for any year in which the Termination Date is prior to December 31, determined on a daily basis with respect to the period of employment during such year, based solely on the actual level of achievement of Verso’s performance objectives for such year, and payable when the incentive awards under such plan are paid to the other senior executives of Verso (and in all events not later than two and one- half months following the end of the year in which the amount is no longer subject to a substantial risk of forfeiture);

2.3.

a lump sum amount equal to 175% of Employee’s annual base salary in effect immediately prior to the Termination Date, payable within 65 days after the Termination Date, which payment will be in lieu of any severance payment to which Employee might otherwise be entitled under Verso’s severance policy;

2.4.	health and welfare benefits, as follows:

2.4.1.

if, and to the extent that, Employee elects to receive continued medical and dental insurance coverage in accordance with continuation of the group medical and dental insurance coverage provided by Verso for Employee and Employee’s eligible dependents pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), Employee will receive continued medical and dental insurance coverage during the 18 months beginning on the first day of the month immediately following the Termination Date, fully subsidized by Verso for the first 6 months, and with the Employee paying the standard, active-employee portion and Verso paying the balance of the cost for the remaining 12 months of coverage;

2.4.2.

notwithstanding the foregoing, Verso’s obligation to pay its portion of the continued coverage set forth in Section 2.4.1 of this Schedule, will terminate effective as of the last day of the month in which the Employee first becomes eligible for comparable coverage from another employer, as reasonably determined by Verso; and

2.6.

senior executive-level outplacement services performed by a nationally recognized outplacement firm until the earliest to occur of (a) Employee’s obtaining new employment, (b) Employee electing in writing not to continue such outplacement services, or (c) the first anniversary of the Termination Date.

Exhibit A

RESTRICTIVE COVENANT AGREEMENT

This RESTRICTIVE COVENANT AGREEMENT (this “Agreement”) is made and entered into effective as of April 10, 2020 (“Effective Date”), by and between Verso Corporation, a Delaware corporation (“Verso”), and Matthew Archambeau (“Employee”).

WHEREAS, Verso and Employee are parties to an employment agreement dated on or about the date hereof (“Employment Agreement”), and in connection therewith, Verso is willing to employ Employee in a senior executive position, and Employee is willing to accept such employment, contingent on Employee’s execution of this Agreement.

NOW, THEREFORE, in consideration of foregoing and the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Verso and Employee hereby agree as follows:

1.	Definitions. As used below in this Agreement, the terms:

1.1.

“Business” will mean the business of coated and supercalendered paper products, the operation of coated and supercalendered paper mills, specialty paper mills producing those specialty paper products that can be manufactured at the specialty paper mills operated by Verso and its subsidiaries (“Verso Group”), and/or the manufacturing of other papers to the extent that at the time of Employee’s termination the Verso Group manufactures, or has undertaken material steps to engage in the manufacturing of, such other papers, anywhere in the world as conducted by the Verso Group, and/or any other business that any member of the Verso Group participated in, or undertook business planning to participate or engage in, at any point since commencement of Employee’s employment under the Employment Agreement.

1.2.

“Protected Information” will mean any and all nonpublic information, confidential information, proprietary information, trade secrets, or other sensitive information (whether in oral, written, electronic, or any other form) concerning any member of the Verso Group and/or any of their respective agents, consultants, contractors, directors, employees, fiduciaries, investors, potential investors, members, officers, partners, principals, and representatives, that (a) Verso takes reasonable measures to maintain in secrecy, (b) is required to be maintained as confidential under governing law or regulation or under an agreement with any third parties, (c) would otherwise appear to a reasonable person to be confidential or proprietary, and/or (d) pertains in any manner to Verso’s business, including but not limited to: Research and Development (as defined below); customers or prospective customers, targeted national accounts, or strategies or data for identifying and satisfying their needs; present or prospective business relationships; present, short term, or long term strategic plans; acquisition candidates; plans for corporate restructuring; products under consideration or development; cost, margin or profit information; data from which any of the foregoing types of information could be derived; human resources (including compensation information and internal evaluations of the performance, capability and potential of Verso employees); business methods, data bases and computer programs. The fact that individual elements of the information that constitutes Protected Information may be generally known does not prevent an integrated compilation of information, whether or not reduced to writing, from being Protected Information if that integrated whole is not generally known.

1.3.

“Research and Development” will include, but not be limited to, all (a) short-term and long- term basic, applied and developmental research and technical assistance and specialized research support of customers or active prospects, targeted national accounts, of Verso operating divisions; (b) information relating to: manufacturing and converting processes, methods, techniques and equipment and the improvements and innovations relating to same; quality control procedures and equipment; identification, selection, generation and propagation of tree species having improved characteristics; forest resource management; innovation and improvement to manufacturing and converting processes such as shipping, pulping bleaching chemical recovery papermaking, coating and calendering processes and in equipment for use in such processes; reduction and remediation of environmental discharges; minimization or elimination of solid and liquid waste; use and optimization of raw materials in manufacturing processes; recycling and manufacture of paper products; recycling of other paper or pulp products; energy conservation; computer software and application of computer controls to manufacturing and quality control operations and to inventory control; radio frequency identification and its use in paper and packaging products; and product or process improvement, development or evaluation; and (c) information about methods, techniques, products, equipment, and processes that Verso has learned do not work or do not provide beneficial results (“negative know-how”) as well as those that do work or provide beneficial results.

1.4.

“Unauthorized” will mean (a) in contravention of Verso’s policies or procedures; (b) otherwise inconsistent with Verso’s measures to protect its interests in the Protected Information; (c) in contravention of any lawful instruction or directive, either written or oral, of any Verso employee empowered to issue such instruction or directive; (d) in contravention of any duty existing under law or contract; (e) to the detriment of Verso; or

(e) for the use or advantage of any entity or person other than the Verso Group.

1.5.	“Verso Group” will mean Verso, and/or its subsidiaries, and/or its mills.

2.	Confidentiality.

2.1.

Employee acknowledges and agrees that by reason of Employee’s employment with Verso, Employee has been and will be entrusted with Protected Information and may develop Protected Information, that such information is valuable and useful to Verso, that it would also be valuable and useful to competitors and others who do not know it and that such information constitutes confidential and proprietary trade secrets of Verso. While an employee or consultant of Verso, or at any time thereafter regardless of the reasons for leaving Verso, Employee agrees not to use or disclose, directly or indirectly, any Protected Information in an Unauthorized manner or for any Unauthorized purpose unless such information will have become generally known in the relevant industry or independently developed with no assistance from, nor as a result of a breach of the covenants and obligations hereunder by, Employee. Further, promptly upon termination, for any reason, of Employee’s employment with Verso or upon the request of Verso, Employee agrees to deliver to Verso all property and materials and copies thereof within Employee’s possession or control that belong to the Verso Group or that contain Protected Information and to permanently delete upon Verso’s request all Protected Information from any computers or other electronic storage media Employee owns or uses.

2.2.

While an employee of Verso and after termination of Employee’s employment with Verso for any reason, Employee agrees not to take any actions that would constitute or facilitate the Unauthorized use or disclosure of Protected Information, including transmitting or posting such Protected Information on the internet, anonymously or otherwise. Employee further agrees to take all reasonable measures to prevent the Unauthorized use and disclosure of Protected Information and to prevent Unauthorized persons or entities from obtaining or using Protected Information.

2.3.

If Employee becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, investigation, demand, order or similar process) to disclose any Protected Information, then before any such disclosure may be made, Employee will immediately notify Verso thereof and, at Verso’s expense, will consult with Verso on the advisability of taking steps to resist or narrow such request and cooperate with Verso in any attempt to obtain a protective order or other appropriate remedy or assurance that the Protected Information will be afforded confidential treatment. If such protective order or other appropriate remedy is not obtained, Employee will furnish only that portion of the Protected Information that it is advised by legal counsel is legally required to be furnished.

2.4.

In accordance with the Defend Trade Secrets Act, 18 U.S.C. § 1833(b), and other applicable law, nothing in this Agreement, or any other agreement or policy, will prevent Employee from, or expose Employee to criminal or civil liability under federal or state trade secret law for, (a) directly or indirectly sharing any of the Verso Group’s trade secrets or other Protected Information (except information protected by any member of the Verso Group’s attorney-client or work product privilege) with an attorney or with any federal, state, or local government agencies, regulators, or officials, for the purpose of investigating or reporting a suspected violation of law, whether in response to a subpoena or otherwise, without notice to the Verso Group, or (b) disclosing trade secrets in a complaint or other document filed in connection with a legal claim, provided that the filing is made under seal. Further, nothing herein will prevent Employee from discussing or disclosing information related to Employee’s general job duties or responsibilities and/or regarding employee compensation. Employee may disclose Protected Information as required in response to a subpoena or other legal process, in accordance with the terms and procedures set forth in Section 2.3, above.

3.	Non-Competition.

3.1.

Employee acknowledges and agrees that the Business is worldwide in scope, the Verso Group’s competitors and customers are located throughout the world, and the Verso Group’s strategic planning and Research and Development activities have application throughout the world and are for the benefit of customers and the Business throughout the world, and therefore, the restrictions on Employee’s competition after employment as described below apply to anywhere in the world in which the Verso Group does business. Employee acknowledges that any such competition within that geographical scope will irreparably injure the Verso Group. Employee acknowledges and agrees that, for that reason, the prohibitions on competition described below are reasonably tailored to protect the interests of the Verso Group.

3.2.

While an employee or consultant of Verso, Employee agrees not to compete in any manner, either directly or indirectly and whether for compensation or otherwise, with the Business or to assist any other person or entity to compete with the Business.

3.3.	Upon termination of Employee’s employment with Verso for any reason occurring more than ninety (90) days after the Effective Date, Employee agrees that for a period of twelve

(12) months (“Non-Compete Period”) following such termination Employee will not compete with the Business anywhere in the world in which the Verso Group is doing business; in this context “compete” means to do any one or more of the following:

3.3.1.	directly or indirectly in any capacity engage in the Business or assisting others to engage in the Business;

3.3.2.

engaging in any sales, marketing, Research and Development or managerial duties (including, without limitation, financial, human resources, strategic planning, or operation duties) for, whether as an employee, consultant, or otherwise, any entity that produces, develops, sells, markets or operates in the Business;

3.3.3.

owning, managing, operating, controlling or consulting for any entity that engages in the Business; provided, however, that this Section 3(c)(iii) will not prohibit Employee from being a passive owner of not more than 5% of the outstanding stock of any class of a corporation that is publicly traded, so long as Employee has no active participation in the business of such corporation; or

3.3.4.

soliciting the business of any actual or active prospective customers, or targeted national accounts of the Verso Group for any product, process or service that is competitive with the Business, whether existing or contemplated for the future, on which Employee has worked, or concerning which Employee has in any manner acquired knowledge or Protected Information about, during the 12 months preceding termination of Employee’s employment.

3.4.

It will not be a violation of any provision of Section 3.2 for Employee to accept employment with a non-competitive division or business unit of a multi-divisional company of which one or more divisions or business units are competitors of Verso, so long as Employee does not engage in, oversee, provide input or information regarding, or participate in any manner in the activities described in this paragraph as they relate to any division or business unit that is a competitor of Verso.

3.5.	Employee will not assist others in engaging in activities that Employee is not permitted to take.

4.	Non-Solicitation/Non-Hire. During Employee’s employment at Verso and for a period of twelve

(12) months following the termination of such employment for any reason, Employee agrees that Employee will not, either on Employee’s own behalf or on behalf of any other person or entity, directly or indirectly:

4.1.

encourage, induce, solicit, hire or attempt to encourage, induce, or solicit or hire any then current employee of the Verso Group, or otherwise interfere with or encourage any such employee to terminate or limit his or her employment or consulting relationship with Verso; or

4.2.

induce, encourage or assist any other person to engage in any of the activities described above; provided, however, that there will be no violation of this Section 4.2 in the event that a Verso Group employee responds to a public solicitation for new hires by an entity with which Employee is associated;

4.3.

encourage, induce, solicit, or attempt to encourage, induce, or solicit any former, current or prospective customer of the Verso Group, about whom Employee acquired confidential information during the course of Employee’s employment with Verso, to cease, or reduce the amount of, or change the terms and conditions of, business it does with the Verso Group; or

4.4.

interfere with, disrupt, or attempt to interfere with or disrupt the business relationships (contractual or otherwise) existing (now or at any time in the future) between Verso and any third party (including, without limitation, the Verso Group’s customers, vendors, suppliers, licensors, lessors, joint venturers, associates, consultants, agents and partners).

5.

Tolling Period of Restrictions. Employee agrees that the periods of non-competition and non- solicitation/non-hire set forth in Sections 3 and 4, respectively, will be extended by the period of violation if Employee is found to be in violation of those provisions.

6.

Duty to Show Agreement to Prospective Employer. During Employee’s employment with Verso and for twelve (12) months after the Termination Date (as defined in the Employment Agreement), Employee will, prior to accepting other employment, provide a copy of this Agreement to any recruiter who assists Employee in locating employment other than with Verso and to any prospective employer with which Employee discusses potential employment.

7.

Representations, Warranties and Acknowledgements. In addition to the representations, warranties and obligations set forth throughout this Agreement, Employee acknowledges that (a) Protected Information is commercially and competitively valuable to Verso and critical to its success; (b) the Unauthorized use or disclosure of Protected Information or the violation of the covenants set forth in Sections 2, 3, or 4 would cause irreparable harm to Verso; (c) by this Agreement, Verso is taking reasonable steps to protect its legitimate interests in its Protected Information; (d) Employee has developed, or will develop, legally unique relationships with customers of Verso; and (e) nothing herein will prohibit Verso from pursuing any remedies, whether in law or equity, available to Verso for breach or threatened breach of this Agreement. Employee further acknowledges and agrees that, as a senior executive of Verso, Employee performs unique and valuable services to Verso of an intellectual character and that Employee’s services will be difficult for Verso to replace. Employee further acknowledges and agrees that Verso is providing Employee with significant consideration in this Agreement for entering into this Agreement and that Verso’s remedies for any breach of this Agreement are in addition to and not in place of any other remedies Verso may have at law or equity or under any other agreements.

8.	General.

8.1.

Employee acknowledges and agrees that the parties have attempted to limit Employee’s right to compete only to the extent necessary to protect Verso from unfair competition and protect the legitimate interests of Verso. If any provision or clause of this Agreement or portion thereof will be held by any court of competent jurisdiction to be illegal, void or unenforceable in such jurisdiction, the remainder of such provisions will not thereby be affected and will be given full effect, without regard to the invalid portion. It is the intention of the parties and Employee agrees, that if any court construes any provision or clause of this Agreement or any portion thereof to be illegal, void or unenforceable because of the duration of such provision or the area or matter covered thereby, such court will reduce the duration, area or matter of such provision and in its reduced form, such provision will then be enforceable and will be enforced.

8.2.

Employee acknowledges that neither this Agreement nor any provision hereof can be modified, abrogated or waived except in a written document signed by the President and Chief Executive Officer of Verso, or in the event of the absence of such person or the vacancy of such position, such other person as Verso’s Chairman of the Board or board of directors designates in writing.

8.12.

This Agreement will be governed by, construed under, and enforced in accordance with the internal laws of the State of Ohio, without regard to the conflicts-of-law provisions or principles thereof. This Agreement and its subject matter have substantial contacts with the State of Ohio, and any lawsuit or other legal proceeding with respect to this Agreement must be brought in a court of competent jurisdiction in Hamilton County, Ohio, or in the United States District Court for the Southern District of Ohio (Western Division). In any such lawsuit or other legal proceeding, any such court will have personal jurisdiction over all the parties hereto, and service of process upon them under any applicable law, statute or rule will be deemed valid and good.

8.13.	This Agreement may be executed electronically and/or in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

8.3.

This Agreement and any rights thereunder may be assigned by Verso and, if so assigned, will operate to protect the Protected Information and relationships of Verso as well as such information and relationships of the assignee.

8.4.	Employee agrees that Verso’s determination not to enforce this or similar agreements as to specific violations will not operate as a waiver or release of Employee’s obligations under this Agreement.

8.14.

If any provision of this Agreement or the application of any such provision to any party or circumstances will be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable, will not be affected thereby, and each provision hereof will be validated and enforced to the fullest extent permitted by law. Employee agrees the restrictions set forth in this Agreement are reasonable and necessary to protect the interests of Verso. If any of the covenants set forth herein are deemed to be invalid or unenforceable for any reason, the parties contemplate that such provisions will be modified to make them enforceable to the fullest extent permitted by law.

8.15.	Employee acknowledges and agrees that Verso has advised Employee that Employee may consult with an independent attorney before signing this Agreement.

8.16.	This Agreement sets forth the entire agreement of the parties, and fully supersedes any and all prior agreements or understandings between the parties pertaining to the subject matter hereof.

[signatures appear on next page]

IN WITNESS WHEREOF, the parties have hereto executed this Restrictive Covenant Agreement as of the day and year first above written.

Verso Corporation

By:	Adam St. John

President and Chief Executive Officer Employee:

Matthew Archambeau